UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION
12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                        Commission File Number    1-15135
                                                               ----------------

                             Chandler (U.S.A.), Inc.
-------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

             1010 Manvel Avenue, Chandler, OK  74834  (405)258-0804
-------------------------------------------------------------------------------

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                        8.75% Senior Debentures due 2014
-------------------------------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
-------------------------------------------------------------------------------
  (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

               Rule 12g-4(a)(1)
                                    ---

               Rule 12g-4(a)(2)
                                    ---

               Rule 12h-3(b)(1)(i)   X
                                    ---

               Rule 12h-3(b)(1)(ii)
                                    ---

               Rule 15d-6
                                    ---

     Approximate number of holders of record as of the certification or notice date: 63
              --


     Pursuant to the requirements of the Securities Exchange Act of 1934, Chandler (U.S.A.), Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: March 28, 2011                  By: /s/ W. Brent LaGere
      ------------------------------      ------------------------------
                                          W. Brent LaGere
                                          Chairman of the Board and
                                          Chief Executive Officer